UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMERICA’S CAR-MART, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMERICA’S CAR-MART, INC.

1805 North 2nd Street, Suite 401

Rogers, Arkansas 72756

AMENDMENT NO. 1 TO THE PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 30, 2022

EXPLANATORY NOTE

The following information amends the definitive proxy statement (the “Proxy Statement”) of America’s Car-Mart, Inc. (“we” or the “Company”) originally filed with the Securities and Exchange Commission (“SEC”) on July 12, 2022, in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Company’s 2022 Annual Meeting of Stockholders or any adjournment(s) thereof. The Annual Meeting will be held at our offices located at 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756 on Tuesday, August 30, 2022 at 10:00 a.m. local time.

We failed to report the appropriate diversity of one of our board members in the board diversity matrix table. The below table has been updated to reflect the correct diversity of our board members.

We affirm our commitment to demographic diversity among our board of directors. As stated in our definitive proxy statement filed with the Securities and Exchange Commission on July 12, 2022, we believe that our board of directors, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. Our two newest directors, Dawn C. Morris and Julia K. Davis, have increased the number of women on the board to three of seven directors, or 43% of our directors. Ms. Morris brings extensive digital and marketing experience to our board, and Ms. Davis provides significant expertise in information systems and technology. The board intentionally sought the skills and experience of Ms. Morris and Ms. Davis as we continue to adapt and transform our digital sales and marketing efforts to meet today’s evolving marketplace and customer needs, and we believe their contributions provide significant value to our company. We remain firmly committed to further enhancing the diversity of our board of directors by seeking candidates with racially or ethnically diverse backgrounds along with possessing skills that will further enhance our business and bring value to our shareholders.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS AMENDMENT AND THE INFORMATION SET FORTH BELOW SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

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Important Notice Regarding the Availability of Proxy Materials for the

2022 Annual Meeting of Stockholders to be Held August 30, 2022

The 2022 Annual Report, this Amendment No. 1, the Proxy Statement, and proxy card of America’s Car-Mart, Inc. are available at

http://www.proxyvote.com